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Exhibit 4.1.3

VITACUBE SYSTEMS HOLDINGS, INC.

February     , 2005

The Shemano Group, Inc.
601 California Street, Suite 1150
San Francisco, CA 94108

Re:
Lock-up Extension Agreement

Dear Sirs:

        The undersigned is a holder of shares of common stock, and/or options, warrants, or other rights to acquire common stock, of VitaCube Systems Holdings, Inc., a Nevada corporation (the "Company") and has entered into a lock-up agreement covering VitaCube securities held by the undersigned, a copy of which is attached as Exhibit A (the "Lock-up Agreement"). Terms used in this agreement and not defined herein shall have the meaning given to them in the Lock-up Agreement.

        To induce the Underwriter and any other underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees to amend the Lock-up Agreement to provide that the Lock-up Agreement will remain in full force following March 1, 2005, and will terminate in the event the Public Offering does not close on or before May 1, 2005. Except as set forth in the foregoing sentence, the Lock-up Agreement remains in full force and effect.

Very truly yours,
(Signature)
(Print Name)
AGREED to and ACCEPTED this day of 2005
THE SHEMANO GROUP, INC.
By	Authorized Signature

        Please return a copy of this Agreement to the Company by fax at (303)316-4116 and mail the original to the Company in the enclosed, postage paid envelope.

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  Exhibit 4.1.3